Exhibit 2

130 Adelaide Street West Suite 2116 Toronto, Ontario Canada M5H 3P5

News Release No. 17 — September 22, 2009

TSX: PDL, PDL.WT

NYSE Amex: PAL, PAL.WS

North American Palladium announces C$15 million bought deal financing of flow-through shares

Toronto, Ontario — North American Palladium Ltd. (the “Company”) today entered into an agreement with a syndicate of underwriters under which the underwriters have agreed to purchase 4,000,000 flow-through shares (the “FT Shares”) from the Company on a bought deal basis at a price of C$3.75 per FT Share (the “Offering”). The FT Shares will be offered and sold by the underwriters to accredited investors in Canada on a private placement basis pursuant to applicable Canadian securities laws.

The aggregate gross proceeds to the Company of the Offering will be C$15,000,000. The Offering is subject to the approval of the TSX and the NYSE Amex.

Under applicable Canadian securities laws, the FT Shares will be subject to a four month hold period from the closing date of the Offering. The Offering is expected to close on or before October 8, 2009. Closing of the offering is not conditional on the closing of the concurrent public offering of units being conducted by the Company.

The Company intends to use the proceeds from the Offering for exploration activities that will constitute Canadian Exploration Expenditures as defined in the Income Tax Act (Canada).

The FT Shares will not be registered under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), and may not be offered or sold in the United States or to “U.S. persons” as defined in Regulation S under the U.S. Securities Act. This press release does not constitute an offer to sell the FT Shares in the United States or to U.S. persons.

Neither the TSX nor the NYSE Amex accepts responsibility for the adequacy or accuracy of this release.

For further information please contact:

Jeffrey A. Swinoga	Annemarie Brissenden
Vice President, Finance & Chief Financial Officer	Director, Investor Relations
Telephone: 416-360-7971 Ext. 222	Telephone: 416-360-7971 Ext. 226
Email: jswinoga@nap.com	Email: abrissenden@nap.com

Cautionary Statement on Forward Looking Information

Certain information included in this press release, including any information as to the closing of this financing, our future exploration, financial or operating performance and other statements that express management’s expectations or estimates of future performance, constitute ‘forward-looking statements’ within the meaning of the ‘safe harbor’ provisions of the United States Private Securities Litigation Reform Act of 1995 and Canadian securities laws. The words ‘expect’, ‘believe’, ‘will’, ‘intend’, ‘estimate’ and similar expressions identify forward-looking statements. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies. The Company cautions the reader that such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual financial results, performance or achievements of North American Palladium to be materially different from the Company’s estimated future results, performance or achievements expressed or implied by those forward-looking statements and that the forward-looking statements are not guarantees of future performance. These statements are also based on certain factors and assumptions. For more details on these estimates, risks, assumptions and factors, see the Company’s most recent Form 40-F/Annual Information Form on file with the U.S. Securities and Exchange Commission and Canadian provincial securities regulatory authorities. In addition, there can be no assurance that the Company’s Lac des Iles or Sleeping Giant mines will be successfully restarted or that other properties can be successfully developed. The Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, events or otherwise, except as expressly required by law. Readers are cautioned not to put undue reliance on these forward-looking statements.